Exhibit 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (this “Amendment”) is made and entered into as of August 7, 2023, by and between Rapid7, Inc., a Delaware corporation (the “Company”) and Corey Thomas (“Employee”).

A. The Company and Employee are parties to that certain Employment Agreement, dated as of January 3, 2013, as amended by letter agreements dated as of April 4, 2016, and March 24, 2017 (as amended, the “Agreement”); and

B. The Company and Employee desire to amend the Agreement as provided in this Amendment.

Now, Therefore, in consideration of the mutual promises contained in this Amendment, the parties agree that the Agreement is hereby amended in order to replace Section 3(b)(iii) with the below:

“(iii) if such termination occurs during the Change of Control Period, in lieu of the prorated Performance Bonus described in Section 2(b) above and Section 3(c) below, a lump-sum amount equal to 150% of Employee’s target annual cash performance bonus for the year of termination (or, if greater, Employee’s target annual cash performance bonus as in effect immediately prior to the Change of Control), payable on the first regular payroll date of the Company that is 60 days following the date of such termination (or, if later, the date of such Change of Control).”

All other terms and conditions of the Agreement will remain in full force and effect and be unaffected by this Amendment.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Amendment as of the day and year first above written.

RAPID7, INC.

By: /s/ Tim Adams
Name: Tim Adams
Title: Chief Financial Officer

EMPLOYEE

/s/ Corey Thomas
Corey Thomas